UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   BAXTER, JAMES N.
   39 Neck Road
   Madison, CT 06443

2. Issuer Name and Ticker or Trading Symbol
   ACOLA CORP. (ACAC)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   1/13/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   President
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
---------------------------------------------------------------------------------------------------------------------
1)Title of Security     2)Trans-    3.Trans- 4.Securities Acquired(A)    5)Amount of   6) 7)Nature of
                        action      action   or Disposed of (D)           Securities        Indirect
                        Date        Code                   A             Beneficially  D   Beneficial
                        (Month/                            or            Owned at      or   Ownership
                        Day/Year)   Code V   Amount        D  Price      End of Month  I
----------------------------------------------------------------------------------------------------------------------
Common Stock, Class A   01/13/03    A    1,100,000 (1)     A  $.008       1,100,000     D
Common Stock, Class A                         				  7,701,318     I   (2)
Common Stock, Class B                                                       540,000     I   (2)

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative    6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)    Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
    N/A                        Security                       Code  V   A                D         Exercisable Expiration
------------------------------------------------------------------------------------------------------------------------
N/A
Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative  3)Trans-  7)Title and Amount       8)Price   9)Number of   10)          11)Nature of
Security                action    of Underlying                      of Deri-    Derivative    Indirect
                        Date      Securities                         vative      Securities    Beneficial    D
                                                                     Amount or     Security    Beneficially or Ownership
                                                                     Number of                 Owned at      I
                  -                      Title                       Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

(1)The acquisition of shares was pursuant to the issuer's Directors and Employees Stock Award Plan.
(2)Securities held by Global Investment Alliance Inc. and beneficially owned by reporting person.

SIGNATURE OF REPORTING PERSON
/S/ James N. Baxter
    ------------------------
    James N. Baxter
DATE 01/14/03